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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 23, 2011, with respect to (i) the balance sheet of Laredo Petroleum Holdings, Inc. as of August 12, 2011; and (ii) the combined financial statements of Laredo Petroleum as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
October 7, 2011

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM